Exhibit 3.29

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

DONLEN CORPORATION

ARTICLE ONE:

Paragraph 1.  The name of the corporation (hereinafter the “Corporation”) is Donlen Corporation.

Paragraph 2.  The Corporation was incorporated April 27, 1965 under the name “Don-Len Leasing Corp.”

Paragraph 3.  Subsequent corporate names and the dates of their adoption are as follows:

Name	Date Adopted
Donlen Leasing Corp.	April 1, 1971
Donlen Corporation	June 23, 1987

ARTICLE TWO:

The address of its Registered Office in the State of Illinois as of the date hereof is: 208 South LaSalle Street, Suite 814, Chicago, Illinois, 60604 and the name of its Registered Agent at such address is C T Corporation System.

ARTICLE THREE:

The purpose for which the Corporation is organized is the transaction of any or all lawful acts, activities or businesses for which corporations may be incorporated under the Illinois Business Corporation Act of 1983, as amended (the “IBCA”).

ARTICLE FOUR:

Authorized Shares, Issued Shares and Consideration Received:

Class:	Number of Authorized Shares:	Par Value:	Number of Issued Shares:	Consideration:

Common	1,000	$0.01	100	$2,319,743.00

ARTICLE FIVE:

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SIX:

The election of directors need not be by written ballot, except to the extent provided in the by-laws of the Corporation.

ARTICLE SEVEN:

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this ARTICLE SEVEN shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the IBCA, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this ARTICLE SEVEN shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.